EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Stockholders and Board of Directors
Resolute Energy Corporation
Denver, Colorado
We consent to the incorporation by reference in the registration statement on Form S-8 (pertaining to the Resolute Energy Corporation Retention Bonus Awards) of our report dated February 2, 2007 relating to the statements of revenues and direct operating expenses of the properties (the “ExxonMobil Properties”) acquired by Resolute Aneth, LLC from ExxonMobil appearing in the registration statement on Form S-4 (No. 333-161076) of Resolute Energy Corporation.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
September 28, 2009